Exhibit 10(d)

AMENDMENT NO. 1

TO

ONCOR SUPPLEMENTAL RETIREMENT PLAN

WHEREAS, Oncor Electric Delivery Company LLC (the “Company”) maintains the Oncor Supplemental Retirement Plan, as amended and restated as of January 1, 2025 (the “Plan”) for the benefit of eligible employees of the Company; and

WHEREAS, the Company desires to amend the Plan to clarify certain administrative practices relating to the timing of distributions under the Plan as permitted under Treasury Regulation Section 1.409A-3(d), and to eliminate, on a prospective basis, a provision delaying distribution of the Cash Balance Plan Formula Benefit until the Participant would have attained ten (10) years of Accredited Service under the Retirement Plan; and

WHEREAS, pursuant to Section 5.1 of the Plan, the Board of Directors has the full power and authority to amend the Plan at any time.

NOW, THEREFORE, the Plan is hereby amended effective as of March 1, 2026, in the manner set forth below:

1.Distribution of Benefits. Subsections 4.2(a) and 4.2(b) of the Plan are hereby amended by deleting such subsections in their entirety and replacing them with the following language such that subsections 4.2(a) and 4.2(b) of the Plan shall be and read in full as follows:

“(a)With respect to a Participant’s Retirement Income Allowance under the Traditional Retirement Plan Formula or Appendix A of the Retirement Plan, in the form of a single life annuity or any other actuarially equivalent life annuity form available under the Retirement Plan (which shall specifically exclude payment in a lump sum or any Social Security leveling option), commencing upon the later of: (i) as soon as reasonably practical after the Participant’s Separation from Service; or (ii) as soon as reasonably practical after the earliest date at which such Participant becomes eligible to commence benefits under the Retirement Plan. In no event will the distribution occur later than the last day of the calendar year in which the date specified in (i) or (ii) above occurs or, if later, the 15th day of the third month following such date.  For avoidance of doubt, the specific timing of the payment shall be determined solely by the Company, and the Participant shall have no discretion with respect to the commencement of the benefit payments; or

(b)  With respect to a Participant’s Retirement Income Allowance under the Cash Balance Plan Formula or Appendix B of the

Retirement Plan, a single, lump sum payment, payable upon the later of: (i) as soon as reasonably practical after the Participant’s Separation from Service; or (ii) as soon as reasonably practical after the date that such Participant would have attained ten (10) years of Accredited Service under the Retirement Plan (as defined therein) if such Participant had remained in continuous employment and not experienced a Separation from Service; provided that subsection (ii) above shall not apply with respect to individuals who become Participants in the Plan on and after March 1, 2026.  In no event will the distribution occur later than the last day of the calendar year in which the date specified in (i) or (ii) above occurs or, if later, the 15th day of the third month following such date.  For avoidance of doubt, the specific timing of the distribution will be determined solely by the Company and the Participant will shall have no discretion with respect to the timing of the distribution.”

2.Defined Terms.  Unless otherwise defined herein, the capitalized terms shall have the meanings given to them in the Plan.

3.No Further Amendments.  Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

Executed on February 12,  2026, to be effective as of the effective date set forth above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:_/s/ Angela Guillory______________________

Angela Guillory,

Senior Vice President, Human Resources

And Corporate Affairs